Prospectus Supplement No. 1	Filed Pursuant to Rule 424(b)(7)
(to Prospectus dated March 15, 2019)	Registration No. 333-226096

Danaos Corporation

This prospectus supplement amends and supplements the prospectus dated March 15, 2019 (the “prospectus”), which forms a part of our Registration Statement on Form F-3 (Registration Statement No. 333-226096). This prospectus supplement is not complete without, and may not be delivered and should not be used except in connection with, the prospectus. This prospectus supplement is qualified by reference to the prospectus except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

The following table updates and amends, as of November 10, 2020, the information in the table set forth under the heading “Selling Stockholders” in the prospectus, including to reflect the transfer by HSH Nordbank AG of 3,138,748 shares of our common stock to Promontoria North Shipping Designated Activity Company, pursuant to an exemption from registration under the U.S. Securities Act of 1933, as amended. The calculations of percentage ownership in the below table are based on 20,450,041 shares of our common stock outstanding on the date hereof.

	Common Stock Beneficially Owned		Maximum number of Shares that may be Offered by this Prospectus	Common Stock that would be Beneficially Owned Immediately Following Such Sales
	Shares	Percentage	Shares	Shares	Percentage
Selling Stockholders
Promontoria North Shipping Designated Activity Company(1)	3,138,748	15.3%	3,138,748	--	--
Piraeus Bank S.A.	352,668	1.7%	352,668	--	--
Citibank Overseas Investment Corporation	292,424	1.4%	292,424	--	--
Aegean Baltic Bank S.A.	35,266	0.2%	35,266	--	--

* All common stock data reflects the 1-for-14 reverse share split effected by us on May 1, 2019.

(1) Based on information reported on a Schedule 13D filed with the Securities and Exchange Commission on November 10, 2020 by Cerberus Capital Management, L.P. Cerberus Capital Management, L.P., through one or more intermediate entities, possesses the sole power to vote and the sole power to direct the disposition of all 3,138,748 shares of common stock. The principal business address of Cerberus Capital Management, L.P. is 875 Third Avenue, New York, New York 10022.

The date of this prospectus supplement is November 10, 2020.